December 4, 2003

Reporters May Contact:

Eloise Hale, Bank of America Corporation, 704.387.0013

eloise.hale@bankofamerica.com

Bank of America Completes Sterling Offering

London - Bank of America Corporation announced today that it has completed its Sterling offering of GBP 500 million ($853 million equivalent) in fixed-rate senior notes for distribution primarily in Europe.

The notes bear interest at 5 1/2 percent per annum, payable semi-annually on June 4 and December 4 with the first interest payment on June 4, 2004. The notes mature on December 4, 2019.

These notes will be sold through managers joint-led by Banc of America Securities Limited and The Royal Bank of Scotland plc. Co-managers include ABN AMRO Bank N.V., Barclays Bank PLC, BNP Parisbas, HSBC Bank plc and Royal Bank of Canada Europe Limited. Closing is scheduled for December 4, 2003.

The issue was not registered with the U.S. Securities and Exchange Commission and was offered exclusively to investors outside the United States. Bank of America Corporation intends to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

The Royal Bank of Scotland plc will act as stabilization manager and Banc of America Securities Limited will act as stabilization agent. Stabilization will be conducted in accordance with applicable laws including FSA/IPMA.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo Stock Exchange.

www.bankofamerica.com/newsroom

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